Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered effective as of April 3, 2023 (the “Effective Date”), by and between DOMINARI SECURITIES LLC, a Connecticut limited liability company with offices at 725 Fifth Avenue, New York, NY 10022 (the “Company”), and Soo Yu, an individual residing at 25 Rady LN, East Quogue, NY 11942 (the “Employee”), under the following circumstances:

RECITALS

WHEREAS, the Company is registered as a broker-dealer under applicable federal and state laws, and is a member firm of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (CRD no. 18975);

WHEREAS, the Company’s current membership agreement with FINRA permits it to engage in various types of securities business;

WHEREAS, the Employee is a person who is registered with FINRA (CRD no. 5846575);

WHEREAS, the Company wishes secure the services of the Employee upon the terms and conditions hereinafter set forth;

WHEREAS, the Employee desires to render services to the Company upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Employee desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Employee’s employment by the Company and supersede, as of the Effective Date, all prior understandings and agreements, whether oral or written, between them with respect to such employment

AGREEMENT

NOW THEREFORE, the Employee and the Company mutually agree as follows:

1. Employment

The Company hereby employs the Employee, and the Employee hereby accepts employment as such, subject to the terms and conditions set forth in this Agreement.

2. Duties and Place of Employment

The Employee shall serve both as the (i) Special Projects Manager of the Company, with such duties, responsibilities, and authority as are commensurate and consistent with her position, and such other duties, responsibilities and authority as may be, from time to time, reasonably assigned to her by the President of the Company, and (ii) as a registered representative and shall perform the broker services reflected in Section 5 (the “Broker Services”). The Employee shall report directly to the President of the Company. During the Term (as defined in Section 3), the Employee shall devote her full business time and efforts to the performance of her duties hereunder. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Employee for the making of passive personal investments, and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the confidentiality provisions set forth in Exhibit A. The Employee shall be permitted to perform her services for the Company from her home residence or such other location as mutually agreed to by the parties.

3. Term of Employment

The term of this Agreement shall be for one (1) year (the “Term”). After the end of the Term, the Company shall determine, in its discretion, whether to extend the term for an additional period of time. In the event that the Term is not extended, the continued services of the Employee for the Company shall be limited to the Broker Services. If the Employee continues to be employed by the Company after the Term, such employment will be at-will, meaning that either the Employee or the Company may terminate the Employee’s employment at any time and for any lawful reason, with or without cause or notice.

Additionally, with respect to Compensation payable pursuant to Section 7 below, in all events the Company shall pay Employee the Compensation relating to all amounts earned through her last day of work; and if termination is by the Employee for Good Reason or by the Company without Cause, the Company shall pay to Employee the Compensation based on the level achieved by the Employee in the table in Section 7 (without change notwithstanding anything else) through her last day of work or the date any Clients terminate their relationship with the Company.

Finally, if the Agreement is terminated for Good Reason by the Employee or without Cause by the Company, the Company shall upon termination immediately pay to the Employee any Production Payment earned and due and not yet paid. For avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Company’s Clawback Rights shall not apply (and shall have no effect) where Employee terminates her employment for Good Reason or the Company terminates her employment without Cause.

4. Actions of the Company

Promptly after the Effective Date, the Company shall:

A. File a Form U-4 and fingerprint card for the Employee with all regulatory agencies required to associate the Employee with the Company;

B. Request, receive, and review civil, financial, criminal and employment background checks on the Employee;

C. Review the Company’s current Form BD (Uniform Application for Broker-Dealer Registration form) and make any necessary amendments or changes to reflect the registration of the Employee with the Company; and

D. Provide the Employee with a copy of the Company’s current Written Supervisory Policies and Procedures manual (the “Procedures”) and any other policies applicable to Employee’s employment.

5. Functions and Activities of the Employee re Broker Services

A. Permitted Activities. Subject to the supervision of one or more of the Company’s general securities principals, and subject to the maintenance of all licenses required for her securities activities, the Employee may conduct all securities business permitted to be conducted from time to time by a registered representative licensed with FINRA that the Company is then authorized to conduct under its Membership Agreement with FINRA and which the Company advises Employee in writing (“Securities Business”). Without prior notice to and written approval from the Company, the Employee may not engage in any Securities Business other than pursuant to this Agreement and shall not be employed by or provide services to any other broker-dealer entity.

B. Outside Business Activities and Private Securities Transactions. Although the Employee is required to conduct all Securities Business exclusively through the Company, the Employee may engage in another trade or business provided such trade or business activity is disclosed in writing, in advance, to the Company pursuant to FINRA Rule 3270 and is approved (not to be unreasonably withheld, conditioned or delayed) in writing by the Company in accordance with the Procedures. The Company may terminate this Agreement on written notice to the Employee in the event the Employee shall conduct an undisclosed and unapproved outside business activity; provided in this regard the expenditure of reasonable amounts of time by the Employee for the making of passive personal investments, and charitable and professional activities (but not in a capacity of managing securities or endowments for any charitable or other organization) shall not violate the foregoing.

Under no circumstances shall the Employee or any entity owned or controlled by the Employee engage in any business or other activity that may constitute a “private securities transaction” (within the meaning of FINRA Rule 3280) without the prior written consent of the Company.

The Employee shall have no authority to bind or obligate the Company by any statement, promise, representation, agreement or contract of any kind, or to waive the Company’s rights, or to incur any liability or expense on behalf of the Company.

C. Clients & Engagements. The parties understand and agree to the following respecting any engagement or potential engagement, placement or investor, or prospective client introduced to the Company by the Employee or her team (each a “Client”). The Employee shall submit all potential engagements, transactions, investments and investors to the Company for its review and determination as to whether or not the engagement, transaction, investment or investor will be accepted by it. The Company’s approval of any potential engagement, transaction, investment or investor shall not be unreasonably withheld, conditioned or delayed. If the Company determines not to accept such Client, then the Employee may refer the Client to any other broker-dealer or other firm in her sole discretion, provided, that the Employee may receive no compensation with respect to such referral.

D. State Registrations. The Employee shall engage in securities activities only in those states where the Employee is registered or where an exemption applies. As reasonably requested by the Employee, or as reasonably deemed appropriate by the Company’s compliance department, the Company will facilitate licensure of the Employee in additional states at the Company’s cost and the Company shall ensure that it is appropriately licensed for the Employee to engage in transactions.

E. Expense Reimbursement. The Employee shall be entitled to reimbursement by the Company for her reasonable expenses attendant upon the operation, or arising from the conduct, of, or relating to, her Broker Services in accordance with the Company’s expense reimbursement policies applicable to brokers generally, including but not limited to SEC, FINRA and state registration fees attributable to the licensure of the Employee as a representative of the Company.

F. Compliance And Other Matters. The Employee agrees to the following:

(i) Employee Representations: The Employee represents and warrant she is not a party to or the subject of any current, pending or to her actual knowledge threatened:

●	Court litigation or arbitration;

●	Regulatory proceeding, investigation or order (whether formal or informal) of any state, federal or self-regulatory body or panel, or in a judicial forum;

●	Undisclosed event that is reportable on Section 14, Disclosure Questions, of Form U-4; and/or

●	Written customer complaint that has not been disclosed to the Company.

(ii) Reportable events: The Employee will promptly notify the Company’s Chief Compliance Officer (“CCO”) in the event the Employee shall have become to her actual knowledge the subject of:

●	any formal or informal inquiry, investigation or order by any state or federal court or state or federal regulator or any self-regulatory body or panel;

●	if the Employee is put on notice of any complaint, dispute, violation or other legal action whether oral or in writing and concerning the Employee that would be reportable by her on her Form U-4 or otherwise to securities regulators;

●	if the Employee’s registration or license to sell or deal in securities is denied, suspended, revoked, limited or otherwise adversely affected;

●	if the Employee is enjoined, temporarily or otherwise, from selling or dealing in securities;

●	if the Employee is summoned, arraigned, arrested, charged or indicted for any criminal offense other than traffic summons or tickets that charge violations of a non-criminal nature;

●	if the Employee is involved in bankruptcy proceedings individually as debtor or she is an owner or director of a company that is or becomes a debtor; or

●	if the Employee is or becomes subject to a federal, state or other tax lien.

(iii) Advertising: The Employee must submit all advertising and sales literature, including Internet websites, advertising or postings, to the Company for its approval prior to publication or distribution which approval shall not be unreasonably withheld, conditioned or delayed. The Employee understands that the item may be submitted to FINRA’s Advertising Department for review and approval. The Employee also understands that seminar materials, mass and social media scripts including, but not limited to outlines, agendas, and PowerPoint presentations must be approved by the Company prior to use which approval shall not be unreasonably withheld, conditioned or delayed.

(iv) Client Communications: The Employee must send and receive all email and text communications with respect to Company business through a Company-approved and archived email or text address. Personal email accounts or texts may not be used for any Company business or for any business purposes that may at a future date involve such business.

(v) Social Media: The Employee may not use blogs, chat rooms, instant messaging, bulletin boards, social networking websites (such as Facebook, Linked-In, etc.), online video or video sharing websites (such as YouTube) for Company business purposes without first obtaining approval from the Company.

(vi) Insider Trading: The Employee understands that it is unlawful under federal and state securities laws for any person to trade and/or recommend trading in securities on the basis of material and nonpublic, or “inside,” information. Misuse of material and nonpublic, or “inside,” information constitutes fraud, a term broadly defined under the securities laws. Misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the firm, an employee, a customer or anyone else, providing such information to anyone or using it as a basis for recommending, by way of a research report or otherwise, the purchase or sale of a security. The Employee understands that persons guilty of misusing “inside” information are subject to civil and criminal penalties (including imprisonment), SEC and state administrative actions, as well as discipline by various securities self-regulatory organizations.

(vii) Compliance with Laws & Regulations: The Employee will comply in all material respects with all applicable federal, state and local laws and the rules and regulations of the SEC, FINRA and any other applicable and similar regulatory or self-regulatory organization. The Employee will also carefully read the Procedures and will adhere to them and any subsequent changes or amendments thereto of which the Employee is notified in writing by the Company. The Employee acknowledges that if any disputes arise between the Company and the Employee concerning the Employee’s compliance with any applicable statutes, rules or regulations of the SEC, FINRA, and any other applicable regulatory body, the good faith decision of the Company with respect thereto shall be conclusive.

(viii) Jurisdictional Limitations: The Employee agrees to transact Securities Business only in such states and foreign jurisdictions in which both the Company and the Employee are duly licensed or exempt from licensure, or, in the case of foreign jurisdictions, it has been determined by the Company that no such licensing is required based on the circumstances of the Securities-Business and the role of the Company and the Employee.

(ix) Supervision: The Employee will accept any supervision by the Company personnel (including managers and principals) as is reasonably deemed necessary for the Company to assure compliance with applicable federal, state and local laws, rules, regulations and ordinances, as well as the rules and regulations of the SEC, FINRA, any other applicable similar regulatory organization and the Procedures.

(x) Dual Licensure: The Employee will refrain from being licensed with or sharing office space with another broker-dealer or investment adviser, or having any agreement with another broker-dealer, adviser or their representatives, without the express written consent of the Company, which consent shall not be unreasonably conditioned, withheld or delayed.

(xi) Regulatory Filings: The Employee will maintain a current and up-to-date Form U4 by providing timely, written notice to the Company of any necessary changes.

(xii) Training: The Employee will fulfill both the regulatory element and firm element portion for continuing education within the time periods required by FINRA rules and other applicable regulations. If at any time the Employee should be deemed inactive for failure to complete continuing education, the Employee will not be entitled to any commissions during the inactive period; provided, that any commissions not paid to the Employee during such inactive periods shall be paid to the Employee promptly after the Employee’s continuing education requirement is satisfied. The Employee will not act as a registered representative in any capacity until such time as the continuing education requirement has been satisfied.

(xiii) Additional Information: Subject to the requirements of applicable law, the Employee will provide the Company, upon request, information regarding any subject which reasonably relates to the Employee’s or any other person’s compliance with applicable securities laws, regulations or rules or the compliance or supervisory policies and procedures of the Company or its affiliates, and to provide the Company, upon request, with copies of all records in the Employee’s possession with respect thereto.

(xiv) Scope of Licensure: The Employee will offer for sale and sell only those securities that the Employee is licensed or registered to offer. The Employee will not apply for or obtain any new licenses or registrations, or discontinue any existing licenses or registrations, without prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(xv) Borrowing: The Employee will not borrow money or securities from anyone who, to the Employee’s knowledge, is a customer or client of the Company or any of its affiliates

(xvi) Additional Materials: The Employee will execute and deliver such additional instruments and documents and take such actions, including providing to the Company or any of its affiliates written or oral statements, as may be reasonably required in order to carry out the objectives of this Agreement and the Company’s supervisory responsibilities pursuant to applicable law or Company Policies.

(xvii) No Conflict: The Employee represents and warrants that the performance by the Employee of her obligations hereunder shall not, in any way, conflict with or constitute a breach or violation of any document, instrument or agreement to which the Employee is a party or by which the Employee or the Employee’s business or assets are bound.

(xviii) No Violation: The Employee does not have any contractual obligations to the Employee’s former employer that would be violated by the provisions of this Agreement. The Employee will not misappropriate any legally enforceable trade secrets of the Employee’s former employer, including its broker-dealer or investment adviser.

6. Conditional Engagement: The Employee’s strict compliance with the terms and provisions of this Agreement is a condition to the Employee’s continued engagement with the Company and/or its affiliates.

7. Compensation

A. During the Term, the Company shall pay the Employee as compensation for her services hereunder the sum of $150,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Base Salary shall be paid through the end of the Term or the end of any extension term unless Employee is terminated for Cause or resigned without Good Reason. If the Term is not renewed in accordance with Section 3, payments of the Base Salary shall cease at the end of the then current Term. The Base Salary shall be paid to Employee in accordance with the Company’s payroll schedule as its exists from time to time.

B. In the event that the Company directly or indirectly enters into any relationship pursuant to which the Company provides any services to, or with respect to, any person or entity (“Client” or “Person”) introduced to the Company by the Employee or her team, the Company shall pay the Employee compensation in addition to the Base Salary (“Compensation”) based on a percentage of the gross revenue generated by the Employee determined in accordance with the following trailing twelve-month formula:

T-12 Gross Revenue ($)	Grid
1 to 999,999	50%
1,000,000 to 1,999,999	55%
2,000,000 and up	60%

C. In addition to the foregoing, the amount of Compensation payable to the Employee shall be subject to such additional terms as determined in accordance with written uniform criteria applied to all similarly situated employees of the Company. Any Compensation shall be payable to the Employee on a monthly basis on or about the 15th day following the end of each calendar month in which the underlying Gross Revenue was generated by the Employee. The Parties agrees that the Employee will commence employment at the $2,000,000 level based upon her prior 12-month production with her prior employer, which level may only be adjusted on or after the twelve months following the Effective Date. The Employee, with respect to payment of all Compensation, agrees that she is only entitled to be paid such Compensation when the Company has received payment of the same. The Company’s liability in this regard shall be limited solely to the proceeds of the Company’s sales commission or concession receivable or other compensation received by the Company, including any soft dollars. For accounting purposes, all Compensation will be booked on the Company’s records as gross commissions with payments to the Employee reflected as commission expenses. The Company will consider such earnings reportable on the Form W-2 of the Employee, regardless of the handling of such funds.

D. Notwithstanding and in addition to the foregoing and contingent on the Employee meeting each or any of the production hurdles set forth below, the Company shall pay the Employee in three substantially equal payments of $2,666,666 (collectively, the “Payments”) based on an aggregate amount of eight million dollars ($8,000,000) (“the Production Payment”) payable to the Employee on the following terms:

(i) Payment One – contingent upon the Employee completing all required registrations and providing binding commitments and opening accounts for Clients with assets under management or account value of at least $50,000,000, then Payment One shall be deemed earned by Employee and due and owing from Company to Employee;

(ii) Payment Two - contingent upon the Employee providing binding commitments and opening accounts for Clients with assets under management or account value of at least $150,000,000 in the aggregate, then Payment Two shall be deemed earned by Employee and due and owing from Company to Employee; and

(iii) Payment Three - contingent upon the Employee providing binding commitments and opening accounts for Clients with assets under management or account value of at least $560,000,000 in the aggregate then Payment Three shall be deemed earned by Employee and due and owing from Company to Employee.

Each Payment shall be made when the threshold in sub-section (i), (ii) or (iii) are met, and there is no obligation to meet all three thresholds to receive any Payment. In addition, and for avoidance of doubt, the account values are inclusive of prior account values (for example the $150,000,000 for Payment Two may and will include the $50,000,000 in assets counted for Payment One). Each of the Payments described in this section shall be paid to the Employee as soon as administratively feasible after the date on which the conditions for a given Payment are met but no later than 30 days, and provided that Company is in full compliance with its net capital and other regulatory requirements at that time, fifty percent (50%) in cash and fifty percent (50%) in shares of its parent company, Dominari Holdings, Inc., the number of such shares to be determined based on the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such market for the day of payment, as reported in The Wall Street Journal or such other source as the Company deems reliable; provided, that the Company’s failure to be in compliance with its net capital requirements shall not relieve the Company of its obligations hereunder. To the extent that the Company is not so in compliance then the Company shall use its best efforts to cure any failure through such means as reasonably available including reducing expenses or raising capital. Once cured, the Company shall have 30 days to pay the applicable Payment(s).

E. Notwithstanding anything contained herein to the contrary, each of the Payments made to the Employee shall be subject to an obligation to make repayment to the Company (“Clawback Rights”) during the period of time in which the Employee is performing services for the Company as follows.

(i) Each of the Payments shall be subject to Clawback Rights on a pro rata basis during the seven (7) year period after such Payment is made (the “Clawback Period”) but only if the Company terminates Employee’s employment with Cause or if Employee resigns her employment without Good Reason during any such Clawback Period.

(ii) The portion of a Payment which shall be subject to the Clawback Rights shall be determined by multiplying the relevant Payment by a fraction, the numerator of which is the number of full months remaining in the Clawback Period and the denominator of which is eighty-four (84). For example, if Payment One ($2,666,666) is paid on June 1, 2023, the Clawback Period shall end on May 31, 2030. If the Employee is terminated by the Company without Cause or resigns for Good Reason on December 15, 2025, the amount subject to the Company’s Clawback Rights would be $1,714,285.29 (54/84 x $2,666,666. The amount subject to the Company’s Clawback Rights, if any, shall be paid by the Employee entirely in cash.

(iii) The calculation of the amount subject to the Company’s Clawback Rights shall be determined by the Company in good faith and in accordance with all applicable laws, rules, and regulations. Upon the Company notifying the Employee in writing of the amount of a Payment subject to the Company’s Clawback Rights, the Employee agrees to repay such amount to the Company within ten (10) business days after the date of such notice. Notwithstanding the foregoing, if the Employee disputes such calculation, then the parties shall meet within ten (10) days to review the calculation in good faith. Upon resolution of the dispute, the Employee will have five (5) business days to make the repayment. If such repayment is not made in a timely manner, the Company shall have the right to seek arbitration under FINRA rules to obtain the repayment amount. Notwithstanding the foregoing, the Company shall have the right, subject to the requirements of applicable law, to withhold from any amounts due and owing to the Employee the amount of owed to the Company pursuant to its Clawback Rights which are not paid by the Employee in accordance herewith.

(iv) For purposes of this Agreement, the term “Good Reason” shall mean that the Employee has resigned due to: (i) a material diminution of duties inconsistent with Employee’s title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting) prior to such diminution; (ii) any material breach by the Company of its obligations (including, without limitation, its compensation obligations) under this Agreement; (iii) reducing Employee’s title following the date her employment begins hereunder; (iv) reducing the Base Salary (except for a reduction which affects all employees of the Company comparably), or (v) relocating Employee’s principal place of business outside of New York, NY or preventing her from working remotely, or (vi) otherwise materially and adversely affecting the working conditions of Employee in a manner that disproportionately adversely affects Employee as compared to all other Company employee; provided that the Employee has given written notice to the Company of such acts or omissions, and the Company has failed to cure such acts or omissions within thirty (30) days of receipt of such notice, if curable and Employee must then terminate her employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

(v) For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement by Employee or material, gross, and willful misconduct on the part of the Employee in connection with her employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof from the Company (to the extent such breach is capable of being cured), or the Employee’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny, or embezzlement resulting in material harm to the Company by the Employee.

F. Employee shall be eligible to participate in all group insurance, employee benefits and other compensation programs on the same basis as other similarly-situated employees of the Company.

Except as set forth herein, the Company is not obligated to provide any compensation, benefits or any other remuneration to the Employee. Further, should a Person other than the Company fail to meet any obligations, fiscal or otherwise, to the Employee, the Company shall have no responsibility or liability with regard to such failure, nor shall the Employee have any right or recourse to seek compensation from the Company in this regard.

G. In addition to the other amounts payable hereunder, the parties agree that the Employee shall be entitled to a bonus for calendar year 2023 with regard to her achievements in the role of Special Projects Manager, as determined in the sole discretion of the Company’s Board.

The terms of this Section 7 shall survive the termination of this Agreement.

8. Qualification to Act

A. The Company. The Company hereby represents and warrants that it is a member firm in good standing with FINRA, qualified to engage in the types of businesses described herein, and that its membership agreement contains no limitations or restrictions that would prevent the Employee from engaging in the activities contemplated by this Agreement. The Company hereby further represents and warrants that the disclosures contained in its Form BD are accurate and complete. The expulsion or suspension of the Company from FINRA shall automatically terminate this Agreement on the effective date of such expulsion or suspension; provided that all rights of the Employee accrued under this Agreement prior to such date shall continue to exist until satisfied by the Company to the extent permitted by applicable law.

B. Employee. The Employee hereby represents and warrants that she is qualified to serve as a registered representative of a FINRA member firm and is or will be upon the effective date of this Agreement in good standing with FINRA. Except as otherwise provided for herein, it is agreed that the expulsion or suspension of the Employee from FINRA, or any restriction on the authority of the Employee to act as an associated person of a FINRA member firm, shall automatically terminate this Agreement on the effective date of such expulsion, supervision or restriction.

9. Authority of the Company

Subject to the terms of this Agreement, the Company shall have full authority to take such action as it deems reasonably advisable in respect of all matters pertaining to the conduct of its business and reserves at all times the right to reject any proposed Client relationship with any Person solicited by the Employee; provided, that such rejection is reasonable and in good faith.

10. Restrictive Covenants

The Employee agrees to be subject to the terms of the Confidentiality and Non-Solicit Agreement attached hereto as EXHIBIT A, which terms shall survive termination of this Agreement.

11. Indemnification

A. The Employee shall indemnify and hold harmless the Company and its respective employees, agents and representatives (each, a “Company Indemnified Person”), against and in respect of all liabilities and obligations of, or claims against, the Company or the Employee (“Damages”), their employees, agents and representatives, resulting from a final judgment, settlement, cost or defense arising from or concerning the Employee’s violation of federal or state securities law or common law standards as to fraud arising out of intentional wrongdoing or gross negligence by Employee in the course of activities performed on behalf of the Company securities business under this Agreement and including any and all types of transactions in securities, asset sales, consulting services or any other activities. The Employee agrees to make each Company Indemnified Person whole for any loss, cost or liability, including reasonable attorneys’ fees and costs, all as determined in a final judgment of a court of competent jurisdiction. Any such indemnification shall be reduced by the amount of any insurance carried by the Company or its affiliates. The Company shall have the obligation to submit any such matters which it deems material to the insurance carrier.

B. The Company shall indemnify and hold harmless the Employee against and in respect of all Damages resulting from a final judgment, settlement, cost or defense arising from or concerning the Employee’s services or Broker Services, except to the extent that such Damages arise out of or relate to the Employee’s intentional wrongdoing or gross negligence. The Company agrees to make the Employee whole for any loss, cost or liability, including reasonable attorneys’ fees and costs, all as determined in a final judgment of a court of competent jurisdiction.

C. The Company and the Employee each acknowledge that each party to this Agreement is relying upon the representations and warranties of the other party to this Agreement. In recognition of such reliance, each party hereby indemnifies, holds harmless and agrees to make the other party whole from any claim or liability arising from any inaccurate representation or warranty contained in this Agreement, whether resulting from a judgment or settlement, and for the cost of defense, as determined in a final judgment of a court of competent jurisdiction.

D. No party hereto shall be entitled to indemnification from any other party hereto for any loss arising out of or relating to the willful misconduct, gross negligence or bad faith of the party seeking indemnification hereunder as determined in a final judgment of a court of competent jurisdiction.

E. The rights granted by this Section 11 shall survive any termination of this Agreement.

12. Amendment

Except as expressly set forth herein, this Agreement may be amended only by a writing executed by the parties hereto.

13. Termination

Subject to the other provisions hereof, this Agreement may be terminated by either party, at any time. Such termination shall not, however, affect any liabilities or obligations incurred or arising from Client engagements entered into under this Agreement prior to such termination and which exist following termination, including the applicable provisions regarding Clawback Rights and Compensation which shall survive any expiration or termination of this Agreement with respect to such engagements.

14. Notices

A. All notices, consents and waivers under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by e-mail, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate address, facsimile number or e-mail address set forth below.

B. All communications to the Company should be sent to the principal office of the Company:

Electronic Mail:

Any communication to the Employee shall be duly given if sent to the address specified below:

25 Rady Lane

East Quogue, NY 11942

<soo_yu@yahoo.com

With a copy to

Scott A. Mautner

Harrington Ocko & Monk, LLP

smautner@homlegal.com

81 Main Street, Suite 215

White Plains, NY 10601

15. Governing Law and Headings

This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflict of laws or choice of law principles otherwise applicable therein. Section numbers and headings provided herein are for convenience only and do not constitute a part of the terms hereof.

16. Severability

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and so that such provisions or part reformed shall be valid, legal and enforceable to the maximum extent possible.

17. Entire Agreement

This Agreement, together with the attachments and schedules attached hereto, represents the entire agreement of the parties hereto with respect to the subject matter specified herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party to any other party concerning the subject matter hereof. This Agreement shall be construed as if drafted jointly by all of the parties, and no presumption, burden of proof or rule of construction shall be applied that favors or disfavors any party by virtue of the authorship of any provision of this Agreement.

18. Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument. If any signature is delivered by facsimile transmission or by transmittal of an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic file signature page (as the case may be) were an original thereof.

19. No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to confer on any Person not a party to this Agreement any right or remedy under or by reason of this Agreement, nor shall this Agreement confer any such third party right or remedy.

20. Waivers

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions, whether or not similar.

21. Assignment

No party hereto may assign this Agreement or any of its obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment in violation of the foregoing shall be null and void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto their respective heirs, successors and permitted assigns.

22. Remedies

The remedies of each party hereunder shall be cumulative and concurrent, and may be pursued singularly, successively, or together, in such party’s discretion. Should any party breach this Agreement, such breaching party shall be responsible for all reasonable out-of-pocket fees and expenses incurred by the non-breaching party in enforcing its rights hereunder against such breaching party, including, without limitation, reasonable out-of-pocket fees and expenses of financial advisors, attorneys, accountants and other professionals.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date first set forth above.

DOMINARI SECURITIES LLC

By:	/s/ Scott Noah
Scott Noah, President

/s/ Soo Yu
Soo Yu

EXHIBIT A

CONFIDENTIALITY AND NON-SOLICIT COVENANTS

1. COVENANT TRIGGERS

In the event that the Employee’s employment with the Company is terminated by the Employee or by the Company, whether voluntarily or involuntarily, for any reason whatsoever, then, in such event, the covenants herein shall apply to the Employee. Notwithstanding the foregoing, the confidentiality obligations described in Section 2 below shall apply throughout the term of the Employee’s employment with the Company and shall continue thereafter.

2. CONFIDENTIALITY

Unless the Employee obtains the prior written consent of the Company, the Employee shall at all times keep confidential and shall refrain from using for her own benefit, or for the benefit of any person or entity other than the Company or its subsidiaries or affiliates, any material document or other information (in any form whatsoever) obtained from the Company or otherwise in the course of the Employee’s employment with the Company, concerning, but not limited to, such matters as the Company’s business, operations, finances, strategies, technology, clients and/or properties (unless such document or information is or becomes readily ascertainable from public or published information or trade sources, or has otherwise been made available to the public through no fault of the Employee in breach of this provision) until the same ceases to be material (or becomes so publicly ascertainable or available); provided, however, that nothing in this Section 2 shall prevent the Employee, with or without the Company’s consent, from participating in or disclosing documents or information is required by law, legal process or rule or self-regulatory organization or in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law, regulation or judicial order or in connection with any proceeding or claims between the Company or the Broker-Dealer and the Employee. Nothing herein is in any way intended to limit the Employee’s right, as described in the Company’s Whistleblower Report Process and Anti-Retaliation Policy, to report any alleged wrongdoing (e.g., any potential misconduct, illegal activity, or violations of applicable laws, rules and/or regulations) to appropriate governmental and regulatory authorities. Pursuant to the requirements of the Defend Trade Secrets Act of 2016, the Employee is also hereby notified that she may not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney when made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Upon termination of the relationship between the Company and Employee, the Company will port to Employee the contact information for each Client covered by the proviso clause in section 3(a) below in accordance with the industry standard and subject to legal requirements.

3. SOLICITATION

The Employee hereby covenants and agrees that, for a period of twelve (12) months following termination of the Employee’s employment with the Company for any reason, voluntarily or involuntarily, the Employee shall not, without the prior written consent of the Company, either directly or indirectly:

(a)	Solicit any client of the Company, or provide any information, advice or recommendation or take any other action intended to cause, or that a reasonable person acting in like circumstances would expect to have the effect of causing, any client of the Company to terminate an existing relationship with the Company or transfer any current business with the Company to another firm; provided, however, that the restrictions described in this paragraph shall not apply to any Client, or any other client of the Company who was a client of the Employee or the Team immediately prior to the Employee’s employment with the Company or, as determined by the Company in good faith, became a client of the Employee during her employment.

(b)	Solicit for employment (or a consulting, independent contractor, or similar engagement) outside the Company, or offer employment or any such engagement outside the Company to, any employee of the Company or any of its subsidiaries or affiliates, or engage in any action (including providing information, advice or a recommendation regarding any such employee to a third party) which causes or is intended to cause, or which a reasonable person acting in like circumstances would expect, or would believe is intended, to cause, any such employee to terminate his or her employment with the Company and accept employment or engagement with another party provided, however, that the restrictions described in this paragraph shall not apply to the members of the Employee’s team on the Effective Date.

4. SPECIFIC PERFORMANCE AND OTHER DAMAGES

The Employee expressly agrees and acknowledges that: (i) the restrictions contained herein represent a reasonable protection of the legitimate interests of the Company; (ii) the Employee’s failure to observe and comply with the restrictions will cause irreparable harm to the Company; (iii) it is and will continue to be difficult to ascertain the nature, scope and extent of such harm; and (iv) a remedy at law for such failure and harm will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of the restrictions contained herein, the Company shall be entitled, and is expressly and irrevocably authorized by the Employee, to demand and obtain specific performance, temporary and permanent injunctive relief, and all other appropriate equitable relief against the Employee in order to enforce the restrictions against the Employee contained in Sections 1, 2, 3(a) and 3(b) hereof, or in order to prevent any breach of the above-mentioned restrictions by the Employee.

5. ENFORCEABILITY

The parties hereto agree that the covenants set forth herein are reasonable and valid in temporal, topical and geographical scope and in all other respects. Notwithstanding the foregoing, if at any time a court of competent jurisdiction holds that any of the restrictions are invalid or unenforceable, for any reason (including without limitation geographic, temporal or subject matter scope) in whole or part, such term or provision shall be ineffective only to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of the restrictions or any other term or provision of this Agreement. Any such invalid or unenforceable provision shall be construed to be valid and enforceable to the maximum extent compatible with and possible under applicable law, and the parties hereby request that the scope of any such provision be judicially modified accordingly in any proceedings brought to enforce any of the restrictions. If a court or arbitration panel concludes that the Employee has breached the covenants set forth herein, the term of the covenants shall be extended for a period of time equal to the time the Employee is determined to have been in breach of the covenants.

6. OTHER AGREEMENTS

The terms hereof are subject to the terms of such other agreements as the parties may enter into from time to time.

7. ASSIGNABILITY

The benefits and obligations described herein shall inure to the benefit of the Company’s affiliated entities and any successor-in-interest, whether by merger, stock acquisition or sale of assets.

8. ARBITRATION

The parties agree that, with the exception of claims for injunctive relief, and unless prohibited by applicable law, any disputes between Employee and the Company shall be determined by binding arbitration as authorized and governed by the laws of the State of New York. Any such arbitration shall be conducted under the auspices and rules of the Financial Industry Regulatory Authority (FINRA), except that the Employee may elect to arbitrate discrimination claims under any federal, state or local law (including claims of harassment and retaliation under those laws) before the American Arbitration Association.

9. GOVERNING LAW

The terms of these covenants shall be interpreted pursuant to the laws of the State of New York without regard to principles of conflicts of laws.